Exhibit (a)(1)(B)

CONSUMER PORTFOLIO SERVICES, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

This Offer to Exchange Certain Outstanding Stock Options for New Stock Options (the “Exchange Offer”) and your withdrawal rights will expire at 5:00 p.m. Pacific Time on December 10, 2009, unless extended (the “Expiration Date”).

Consumer Portfolio Services, Inc., a California corporation (the “Company,” “CPS,” “we,” “us,” or “our”) is offering our employees (including our executive officers but not our non-employee directors) (“Eligible Optionholders”) the opportunity to exchange (the “Exchange Offer”) outstanding options to purchase shares of our common stock, no par value, granted under our equity incentive plans prior to November 12, 2009, the date on which this Exchange Offer commences, that have an exercise price of at least $2.50 per share (“Eligible Options”).  In connection with the Exchange Offer:

•
Each Eligible Option that is tendered will be exchanged, on a one-for-one basis, for the grant of a new option to purchase shares of our common stock, with a reduced exercise price and a modified vesting schedule as further described in this statement (“New Options”).

•
Each New Option will be issued under our 2006 Long-Term Equity Incentive Plan ("2006 Stock Plan"), and will have an exercise price per share of common stock equal to the greater of $1.50, or the last reported sale price per share of our common stock on The Nasdaq Global Market on December 10, 2009, the Expiration Date.

•	Each New Option will have a term that is equal to the remaining term of the Eligible Option.

•
Each New Option will be subject to vesting in a manner that bars any exercise for six months after the new grant, and thereafter becomes exercisable on the same schedule as was applicable to the tendered Eligible Option.

Eligible Options were issued under either our 2006 Stock Plan or under its predecessor, our 1997 Long-Term Equity Incentive Plan ("Prior Plan").

A critical factor in successfully achieving our business objectives and creating long-term value for our shareholders is the ability to provide long-term equity compensation to our key employees. Participation in our equity incentive plans rewards those employees for the Company’s success by giving them an opportunity to participate in our growth, thereby aligning their interests with those of our shareholders. Although all of our employees are eligible for equity compensation under our 2006 Stock Plan, we have generally limited participation in the 2006 Stock Plan to management employees, whose performance is likely to have an effect on our financial results. Our direct competitors and our peer companies rely on equity compensation to attract and retain top talent in our industry and to remain competitive. We believe that if we should fail to offer competitive levels of equity compensation in attracting and retaining important management employees we would put ourselves at a competitive disadvantage, which may have an adverse effect on our business.

Like other companies in the financial services sector, and business services generally, our stock price has fallen significantly over the past 12 to 24 months.  This has caused in excess of 99% of the outstanding stock option awards issued prior to this year to be out-of-the-money, or underwater, meaning the exercise or purchase price of the option is greater than the current market price of our common stock. As a result, these options fail to provide adequate performance and retention incentives to our employees and do not achieve our goal of aligning employees’ interests with those of our shareholders.

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This Exchange Offer is intended to address this situation by providing our employees with an opportunity to exchange Eligible Options for New Options granted under the 2006 Stock Plan. By exchanging such options, we believe that we will more cost-effectively provide retention and performance incentives to our key contributors than we would by simply issuing incremental equity or paying additional cash compensation.

Eligible Optionholders who elect to participate in this Exchange Offer will receive one New Option under the 2006 Stock Plan for every Eligible Option surrendered for cancellation and exchange pursuant to this Exchange Offer. If you elect to participate in Exchange Offer, you must surrender an entire Eligible Option that corresponds to a particular exercise price, and you will not be permitted to surrender only a portion of such outstanding Eligible Option. Eligible Optionholders who hold more than one Eligible Option corresponding to different exercise prices will not be required to surrender every Eligible Option he or she holds but may make a participation decision on an Eligible Option-by-Eligible Option basis.  We intend to grant New Options to Eligible Optionholders on the same day we cancel the Eligible Options that are exchanged pursuant to this Exchange Offer (the “New Option Grant Date”), which we expect to be December 10, 2009, the Expiration Date.

This Exchange Offer is not conditioned on a minimum number of Eligible Options being submitted for exchange or a minimum number of Eligible Optionholders participating. Eligible Optionholders who opt not to participate in this Exchange Offer will continue to hold their Eligible Options on the same terms and conditions and pursuant to the stock option agreements under which they were originally granted.

Shares of our common stock are traded on the Nasdaq Global Market under the symbol “CPSS.”  On November 11, 2009, the last reported sale price per share of our common stock on The Nasdaq Global Market was $1.19 per share.  However, the current market price of our common stock is not necessarily indicative of future stock prices, and we cannot predict what the closing sale price of our common stock will be on the Expiration Date.

CERTAIN DEFINED TERMS USED IN THE EXCHANGE OFFER

Cancellation Date

The date when Eligible Options that are tendered to the Company and accepted by us pursuant to this Exchange Offer will be canceled. We expect that the Cancellation Date will be the same date as the Expiration Date and the New Option Grant Date.

Eligible Optionholders

Every employee of the Company on the date we commence the Exchange Offer who holds one or more Eligible Options and who continues to be an employee of the Company through the Expiration Date. Eligible Optionholders include our executive officers but exclude our non-employee directors.

Eligible Options

Any outstanding stock option for the purchase of shares of our common stock granted under the Prior Plan or under our 2006 Stock Plan prior to November 12, 2009, the date on which this Exchange Offer commences, whether vested or unvested, with an exercise price of at least $2.50 per share of common stock.

Exchange Offer

We refer to this document as the Exchange Offer.

Expiration Date

We expect that the Expiration Date of the Offering Period will be December 10, 2009 at 5:00 p.m. Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Last Reported Market Price

The last reported sale price per share of our common stock on The Nasdaq Global Market on the Expiration Date.  Each New Option will have an exercise price per share of common stock equal to the greater of $1.50 or the Last Reported Market Price.

New Options

New stock options issued under the 2006 Stock Plan will replace the Eligible Options tendered pursuant to this Exchange Offer. Each grant of a New Option pursuant to this Exchange Offer will be exercisable for the same number of shares as the Eligible Option for which such New Option was exchanged. New Options will be subject to the terms of our 2006 Stock Plan and a new stock option agreement between you and the Company.

In addition, each New Option will differ from Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the greater of $1.50, or the Last Reported Market Price; and

•
Each New Option will be subject to vesting in a manner that bars any exercise for six months after the New Option Grant Date, but thereafter becomes exercisable on the same schedule as was applicable to the tendered Eligible Option.

Each New Option generally will be treated as a nonqualified stock option or incentive stock option, as previously applicable to the related surrendered Eligible Option. To retain treatment as incentive stock options, however, the New Options must comply with the other conditions generally applicable to incentive stock options, including the limitation on the value of stock underlying incentive stock options that first become exercisable in any one calendar year.  Because the vesting schedule of the New Options will cause an increased fraction of the New Options (as compared to the surrendered Eligible Options) to become exercisable in the year 2010 (the year that we anticipate will include the date six months after the date of any issuance of the New Options), Eligible Options that are incentive stock options may be replaced in part by New Options that are nonqualified stock options.  Whether and to what extent this occurs will depend on the number and vesting schedule of the Eligible Options surrendered, and the fair market value of the Company's common stock on the date the New Options are issued.  For more details about the 2006 Stock Plan, and the conditions generally applicable to incentive stock options, see the discussion herein under “This Exchange Offer–The 2006 Stock Plan.”

New Option Grant Date

We expect the New Option Grant Date will be December 10, 2009, the Expiration Date of this Exchange Offer. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.

Offering Period

The offering period for this Exchange Offer will start on November 12, 2009 and expire at 5:00 p.m. Pacific Time on the Expiration Date.

Schedule TO

Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission (“SEC”).

Vesting Schedule

Each New Option will be subject to vesting in a manner that bars any exercise for six months after the New Option Grant Date but thereafter becomes exercisable on the same schedule as was applicable to the tendered Eligible Option.

See the discussion under “Risk Factors” for certain risks that you should consider before participating in this Exchange Offer.

IMPORTANT

If you choose to participate in this Exchange Offer, you must submit your election as directed in this document on or before 5:00 p.m. Pacific Time on December 10, 2009, unless we extend this date.  If you choose to not participate in this Exchange Offer, you do not need to do anything, and your Eligible Options will continue to remain subject to their existing terms and conditions.

You should direct questions about this Exchange Offer or requests for assistance (including requests for additional copies any documents relating to this Exchange Offer) in writing addressed to Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612, or via email to optionoffer@consumerportfolio.com.

Although our Board of Directors, acting through its Compensation Committee, has approved the Exchange Offer, consummation of the Exchange Offer is subject to, and conditioned on, the conditions described in the section entitled “This Exchange Offer–Conditions of This Exchange Offer.” Neither the Company, our Board of Directors nor its Compensation Committee makes any recommendation as to whether you should exchange, or refrain from exchanging, your Eligible Options in the Exchange Offer. You must make your own decision whether to exchange your Eligible Options. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this Exchange Offer.

THIS EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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Table of Contents

SUMMARY TERM SHEET	1

RISK FACTORS	7

EXCHANGE OFFER	18

SUMMARY TERM SHEET

Consumer Portfolio Services, Inc. is offering to exchange Eligible Options held by Eligible Optionholders for New Options to be granted under the 2006 Stock Plan.  We encourage you to read carefully this section and the remainder of this document:

Q1:   Why are we making this Exchange Offer?

A:           As part of recognizing the contributions of our employees and aligning their interests with the Company’s future success, we grant and have granted our employees stock options under our 2006 Stock Plan and the Prior Plan as part of their compensation. However, many of these outstanding stock options are “underwater,” which means that the stock options have an exercise price that is higher than the current market price of our common stock. This Exchange Offer is intended to address this situation by providing our employees with an opportunity to exchange Eligible Options for New Options to be granted under the 2006 Stock Plan. By exchanging such options, we believe that we will more cost-effectively provide retention and performance incentives to our employees than we would by simply issuing incremental equity or paying additional cash compensation.  In addition, we believe that this Exchange Offer will create better incentives for employees to remain at the Company and contribute to achieving our business objectives.

Q2:   What stock options are we offering to exchange in the Exchange Offer?

A:           An Eligible Option is any outstanding stock option granted under our 2006 Stock Plan or the Prior Plan prior to November 12, 2009, the date on which this Exchange Offer commences, whether vested or unvested, with an exercise price of at least $2.50 per share of common stock.  Outstanding stock options with exercise prices lower than $2.50 will not be eligible to participate in this Exchange Offer.

Q3:   How will this Exchange Offer work?

A:           At any time before the Expiration Date, Eligible Optionholders may exchange, or tender, all or a portion of their existing options on a one-for-one basis for new options to be issued at a new exercise price equal to the greater of $1.50 or the Last Reported Market Price.  If you choose to participate in this Exchange Offer, you must deliver an election form (or withdrawal form, if applicable) to Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612.  Alternatively, you may email a scanned copy of the election form (or withdrawal form, if applicable) to optionoffer@consumerportfolio.com.  Your election to participate in or withdraw from this Exchange Offer must be made on or before 5:00 p.m. Pacific Time on December 10, 2009, the Expiration Date. To make this election, you will need to agree to all of the terms and conditions of the offer as set forth in the offer documents.

Your Eligible Options will not be considered exchanged until we confirmed your participation in, or withdrawal from, the Exchange Offer upon receipt of your tendered election or withdrawal form, as directed in this document. We do not have any plans at this time to offer another option exchange program in the future, and we will strictly enforce the deadline by which you must decide whether to participate in this Exchange Offer. We will not accept requests for participation in, or withdrawal from, the Exchange Offer delivered by any other means. You are responsible for making sure that, if you wish to participate in the Exchange Offer, you follow the appropriate steps as directed in this document.  You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically canceled if you exchange all your Eligible Options or, in the case where you decide to exchange only a portion of your Eligible Options, that portion will be automatically canceled.

The Company reserves the right to reject any or all tenders of Eligible Options that we determine at our sole discretion are not appropriate or would be unlawful to accept. See “This Exchange Offer–Procedures for Tendering Eligible Options” for more information.  We expect to accept all properly tendered Eligible

Options no later than the end of the Offering Period, subject to our right to extend, amend, withdraw, or terminate this Exchange Offer.

Q4:   How should I decide whether or not to exchange my Eligible Options for New Options?

A:           Please review the information set forth in this document, including the discussion under “Risk Factors” that appear after this Summary Term Sheet. We are not making any recommendation as to whether you should or should not participate in the Exchange Offer. You should speak to your own outside legal counsel, accountant or financial advisor for further advice.  No one from CPS is, or will be, authorized to provide you with additional information in this regard.

Q5:   What is the expected timeline of this Exchange Offer?

A:           We currently expect the timeline of this Exchange Offer to be:

Date	Event
November 12, 2009	Commencement of Exchange Offer
December 10, 2009
Offering Period ends at 5:00 p.m. Pacific Time (this date may be extended at our sole discretion, though we do not intend to do so).  The exercise price of New Options will be equal to the greater of $1.50, or the Last Reported Market Price.

Q6:   How many New Options will I get if I choose to participate and how many shares will they be exercisable for?

A:           The exchange ratio in this Exchange Offer is one-for-one. For example, if you elect to exchange an Eligible Option to purchase 100 shares of our common stock, you will receive a New Option to purchase 100 shares of our common stock.  The number of shares that may be purchased upon exercise of the New Options will be the same as the number of shares that could be purchased upon exercise of the surrendered Eligible Options.

Q7:   Can I exchange only a portion of an Eligible Option?

A:           No.  An Eligible Optionholder who desires to participate in the Exchange Program must surrender an entire Eligible Option that corresponds to a particular exercise price and will not be given the opportunity to surrender only a portion of such outstanding Eligible Option. However, Eligible Optionholders who hold more than one Eligible Option with different exercise prices will not be required to surrender every Eligible Option they hold but may make a participation decision on an Eligible Option-by-Eligible Option basis.

Q8:   What are the new vesting terms for New Options?

A:           Each New Option will be subject to vesting in a manner that bars any exercise for six months after the New Option Grant Date.  Thereafter, however, each New Option will be exercisable on the same vesting schedule as was applicable to the tendered Eligible Option.  For example, if an Eligible Option were previously to become exercisable in five annual increments on the first of August of the years 2008 through 2012, so that such option was 40% exercisable at present, then the corresponding New Option would not be exercisable at all upon issuance, would become exercisable as to 40% of the underlying shares six months after issuance, and would become exercisable as to three further increments of 20% each on the originally applicable dates (that is, on August 1, 2010, August 1, 2011, and August 1, 2012).

Q9:   Will the New Options be nonstatutory stock options or incentive stock options for U.S. tax purposes?

A:           Each New Option generally will be treated as a nonqualified stock option or incentive stock option, as previously applicable to the related surrendered Eligible Option. To retain treatment as incentive stock options, however, the New Options must comply with the other conditions generally applicable to incentive stock options, including the limitation on the value of stock underlying incentive stock options that first become exercisable in any one calendar year.

Q10:   Are you expecting the Exchange Offer to be a one-time event?

A:           Yes.  We do not currently anticipate offering our employees another opportunity to exchange “underwater” options for new options in the future.

Q11:   Can you extend or shorten the length of this Exchange Offer?

A:           While the Company has the discretion to extend the length of the Exchange Offer, we do not intend to do so. If we extend this Exchange Offer, we will notify you about the new Expiration Date.  We may not shorten the length of this Exchange Offer.

Q12:   What if I have questions about this Exchange Offer or I need additional copies of this Exchange Offer or any documents attached to or referred to in this Exchange Offer?

A:           You should direct questions about this Exchange Offer (including requests for additional copies of any Exchange Offer documents) in writing to Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612, or via email to optionoffer@consumerportfolio.com.

Q13:   Who can participate in the Exchange Offer?

A:           Only Eligible Optionholders may participate in this Exchange Offer.  You are an Eligible Optionholder if you meet ALL of the following criteria:

•	You are an employee of the Company on the date this Exchange Offer commences;

•	You hold one or more Eligible Options; and

•	You remain an employee of the Company through the end of the Offering Period.

Q14:   What happens to my Eligible Options if my employment with the Company ends before the end of the Offering Period?

A:           If you participate in the Exchange Offer and your employment ends before the end of the Exchange Offer, your participation in the Exchange Offer will be canceled and you will not be able to exchange your Eligible Options.  In addition, your Eligible Options will remain subject to their existing terms and conditions.

Q15:   What happens to my New Options if my employment with the Company ends after the end of the Offering Period?

A:           Generally, if your employment ends after the end of the Offering Period of the Exchange Offer (other than because of your disability or death), any New Options will not continue to vest and any unvested portion will be canceled as of the date of termination.  Any vested and unexercised portion of the New Options will generally be exercisable for 90 days after termination (or one year if your termination was on account of your disability or death). You should not view this Exchange Offer or CPS’ acceptance of your election to voluntarily participate in the Exchange Offer as a promise by the Company to continue your employment.

Q16:   When is the period during which employees can exchange their options?

A:           The Exchange Offer will be open during the Offering Period from November 12, 2009 until 5:00 p.m. Pacific Time on December 10, 2009, unless this period is extended by us.
Q17:   How long do I have to decide whether to participate in this Exchange Offer?

A:           Currently, this Exchange Offer expires at 5:00 p.m. Pacific Time on December 10, 2009.  Although we do not currently intend to do so, we may, in our sole discretion, extend the Offering Period of this Exchange Offer at any time.  If we extend this Exchange Offer, we will publicly announce the extension and the new Expiration Date no later than 9:00 a.m. Pacific Time on the next business day after the last previously scheduled or announced Expiration Date. Once we confirm the Expiration Date, no exceptions will be made.  See “This Exchange Offer–Extension of Exchange Offer; Termination; Amendment” for more information.

Q18:   Are there any differences between New Options and previously granted Eligible Options?

A:           Yes.  Each New Option will differ from Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the greater of $1.50, or the Last Reported Market Price; and

•
Each New Option will be subject to vesting in a manner that bars any exercise for six months after the New Option Grant Date but thereafter becomes exercisable on the same schedule as was applicable to the tendered Eligible Option.

Q19:   Does this Exchange Offer include both vested and unvested options?

A:           Yes.  This Exchange Offer includes all Eligible Options, whether vested or unvested.

Q20:   Can I exchange stock options that I have already exercised?

A:           No.  This Exchange Offer applies only to outstanding Eligible Options. A stock option that has been fully exercised is no longer outstanding.

Q21:   Will this Exchange Offer result in dilution?

A:           The Company's book value was approximately $4.49 per share as of June 30, 2009. The Exchange Offer itself will not result in dilution, but the ultimate exercise of the New Options, if exercised at a price per share less than the Company's book value per share at the time of exercise, would result in dilution of other shareholders' interests.

Q22:   What happens if, after the New Option Grant Date, my New Options end up being “underwater”?

A:           We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering our employees another opportunity to exchange “underwater” options for new options in the future.

Q23:   Do I have to participate in this Exchange Offer?

A:           No.  Your participation in this Exchange Offer is completely voluntary.  If you choose not to participate, you will keep any Eligible Options, you will not receive any New Options under the Exchange Offer, and no changes will be made to the terms of your Eligible Options as a result of this Exchange Offer.

Q24:   What happens to my Eligible Options if I elect not to participate in this Exchange Offer or if they are not accepted for exchange in this Exchange Offer?

A:           This Exchange Offer will have no effect on your Eligible Options if you elect not to participate in this Exchange Offer or if your Eligible Options are not accepted for exchange in this Exchange Offer.

Q25:   If I exchange my Eligible Options for New Options, am I giving up my rights to the Eligible Options?

A:           Yes.  When we accept your Eligible Options for exchange, they will be canceled and you will no longer have any rights to them. They will be replaced with the New Options.

Q26:   Can I exchange the remaining portion of an Eligible Option that I have already partially exercised?

A:           Yes. If you previously partially exercised an Eligible Option, you may elect to exchange the remaining unexercised portion of the Eligible Option under this Exchange Offer. If you have fully exercised a particular option, it is no longer outstanding, and it is not eligible.

Q27:   May I change my mind after electing to participate in or withdraw from this Exchange Offer?

A:           Yes.  Up until 5:00 p.m. Pacific Time on December 10, 2009, you may change your mind after you have submitted an election to participate in or a withdrawal from the Exchange Offer. To do this, before 5:00 p.m. Pacific Time on December 10, 2009, you should email a scanned or PDF copy of the election form or withdrawal form to optionoffer@consumerportfolio.com, or deliver your original completed forms to Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form or withdrawal form we receive before the end of the Offering Period, which is scheduled for December 10, 2009, at 5:00 p.m. Pacific Time.  If we extend the Offering Period, you may submit an election form or withdrawal form at any time until the extended offer expires.

Q28:   May I change my mind about how many Eligible Options I want to exchange?

A:           Yes. Up until 5:00 p.m. Pacific Time on December 10, 2009, you may change your mind about how many Eligible Options you want to exchange after you have submitted an election to participate in the Exchange Offer. To do so, before 5:00 p.m. Pacific Time on December 10, 2009, you should email a scanned or PDF copy of the election form to optionoffer@consumerportfolio.com, or deliver your original completed forms to Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form or withdrawal form we receive before the end of the Offering Period, which is scheduled for December 10, 2009, at 5:00 p.m. Pacific Time.  If we extend the Offering Period, you may submit an election form or withdrawal form at any time until the extended offer expires.

Q29:   What will happen if I do not make a valid election to participate in the Exchange Offer by the deadline?

A:           If we do not receive your election to participate in the Exchange Offer by the deadline, then all your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to exchange your Eligible Options, you do not need to do anything.

Q30:   What happens if I do nothing?

A:           If you do not elect to participate in the Exchange Offer by the deadline, then all your Eligible Options will remain outstanding at their original exercise price and subject to their original terms. Nothing will change.

Q31:   Will I owe taxes if I exchange my Eligible Options in this Exchange Offer?

A:           Based on current U.S. law, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange or on the New Option Grant Date.  However, as is the case with existing options, you may have taxable income upon exercise of your New Options, at which time the Company will also generally have a tax withholding obligation. You may also have taxable income when you sell the shares issued upon exercise of the New Options. State income taxes may also apply. You should consult with your tax advisor to determine the personal tax consequences to you of participating in this Exchange Offer.

Q32:   If I participate in this Exchange Offer, when will I receive the New Options?

A:           We will issue new stock option agreements as soon as we can, following the date that your option grants are accepted for exchange and canceled. We expect the New Option Grant Date will be December 10, 2009.

RISK FACTORS

Participation in this Exchange Offer involves a number of potential risks and uncertainties, including those described below. This list highlights the material risks of participating in this Exchange Offer. You should also review the discussion under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and our Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2008. You should carefully consider these risks and we encourage you to speak with your financial, legal and tax advisors as necessary before deciding whether to participate in this Exchange Offer. In addition, we strongly urge you to read the sections in this Exchange Offer discussing the tax consequences of participating in this Exchange Offer.

In addition, this Exchange Offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include all statements other than statements of historical facts and current status contained or incorporated by reference in this Exchange Offer, including statements regarding our future financial position, our business strategy, and the plans and objectives of management for future operations.  The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements involve risks, uncertainties and assumptions related to our operations and the market generally, including, risks, uncertainties and assumptions included in our periodic reports and in other documents that we file with the SEC. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included in our most recent Forms 10-K, 10-K/A and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this Exchange Offer, which speak only as of the date hereof.

Risks Related to This Exchange Offer

If you exchange Eligible Options for New Options in the Exchange Offer and your employment with us terminates before the New Options fully vest, you will forfeit any unvested portion of your New Options.

If you elect to participate in this Exchange Offer, each New Option will have a term that is equal to the remaining term of the Eligible Option. Each New Option will also have the same vesting schedule as the tendered Eligible Option, except that no New Options will be exercisable earlier than six months after the New Option Grant Date. Generally, if you cease to be an employee of the Company, your New Option will cease to vest and any unvested portion of your New Option will be canceled as of the date you ceased to be an employee of the Company. Accordingly, if you exchange Eligible Options for New Options and you cease to be an employee of the Company before the New Options fully vest, you will forfeit any unvested portion of your New Options. Nothing in this Exchange Offer should be construed to confer on you the right to remain an employee of the Company. The terms of your employment or service with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ or service until the New Option Grant Date or after that date.

There can be no assurance that the New Options will not become “underwater” in the future.

This Exchange Offer is intended to address the problem of outstanding options granted under the 2006 Stock Plan and the Prior Plan being “underwater.”  By realigning the exercise price of the New

Options relative to the current market price of our common stock, we hope to create better incentives for employees to remain at the Company and contribute to achieving our business objectives.  However, we cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

The Exchange Offer is expected to remain open for 20 business days. However, if we extend the Exchange Offer so that it remains open for 30 or more calendar days, Eligible Optionholders will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange their Eligible Options in the Exchange Offer.

Generally, an Eligible Option that is an incentive stock option qualifies for favorable tax treatment if held for more than 2 years after the grant date and for more than 1 year after the date of exercise. We do not expect that the Exchange Offer will affect the character of Eligible Options that are incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your Eligible Options that are incentive stock options, the holding periods will continue to be measured from your original grant date. This Exchange Offer is expected to remain open for 20 business days. However, if we extend this Exchange Offer and it is open for 30 calendar days or more, then any Eligible Options that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any shares received upon exercise of such options until more than 2 years from the date this Exchange Offer commenced on November 12, 2009, and more than 1 year after the date you exercise such options, whichever date is later.

Risks Related to Our Business and Industry

We Require a Substantial Amount of Cash to Service Our Substantial Debt.

To service our existing substantial indebtedness, we require a significant amount of cash. Our ability to generate cash depends on many factors, including our successful financial and operating performance. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include, without limitation:

•	the economic and competitive conditions in the asset-backed securities market;

•	the performance of our current and future automobile contracts;

•	the performance of our residual interests from our securitizations and warehouse credit facilities;

•	any operating difficulties or pricing pressures we may experience;

•	our ability to obtain credit enhancement for our securitizations;

•	our ability to establish and maintain dealer relationships;

•	our ability to establish and maintain dealer relationships;

•	the passage of laws or regulations that affect us adversely;

•	our ability to compete with our competitors; and

•	our ability to acquire and finance automobile contracts.

Depending upon the outcome of one or more of these factors, we may not be able to generate sufficient cash flow from operations or obtain sufficient funding to satisfy all of our obligations. We presently find that funding in the asset-backed securities market is difficult to secure, that the credit performance of our automobile contracts has been adversely affected by general economic conditions, and that adverse effects on performance of our automobile contracts held in securitization pools result in an adverse effect on performance of residual interests.  Such factors may result in our being unable to pay our debts timely or as agreed.  If we were unable to pay our debts, we would be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. These alternative strategies might not be feasible at the time, might prove inadequate or could require the prior consent of our lenders.

We Need Substantial Liquidity to Operate Our Business.

We have historically funded our operations principally through internally generated cash flows, sales of debt and equity securities, including through securitizations and warehouse credit facilities, borrowings under senior subordinated debt agreements and sales of subordinated notes. However, we may not be able to obtain sufficient funding for our future operations from such sources. As of the date of this report, we have one warehouse credit facility available to us.  If we are unable to access the capital markets or obtain other acceptable financing, our results of operations, financial condition and cash flows would be materially and adversely affected.  We require a substantial amount of cash liquidity to operate our business. Among other things, we use such cash liquidity to:

•	acquire automobile contracts;

•	fund over-collateralization in warehouse credit facilities and securitizations;

•	pay securitization fees and expenses;

•	fund spread accounts in connection with securitizations;

•	satisfy working capital requirements and pay operating expenses;

•	pay taxes; and

•	pay interest expense.

We have to date matched our liquidity needs to our available sources of funding by reducing to nominal levels our acquisition of new automobile contracts.  There can be no assurance that we will continue to be successful with that strategy.

Our Results of Operations Will Depend on Our Ability to Secure and Maintain Adequate Credit and Warehouse Financing on Favorable Terms.

We have historically depended on warehouse credit facilities to finance our purchases of automobile contracts. As of the date of this document, we have available to us one warehouse credit facility.  Our business strategy requires that warehouse credit facilities be available in order to purchase significant volumes of receivables.

Historically, our primary sources of day-to-day liquidity have been our warehouse credit facilities, in which we sell and contributed automobile contracts, as often as twice a week, to special-purpose subsidiaries, where they were “warehoused” until they were securitized, at which time funds advanced under one or more warehouse credit facilities were repaid from the proceeds of the securitizations.  The special-purpose subsidiaries obtain the funds to purchase these contracts by pledging the contracts to a trustee for the benefit of senior warehouse lenders, who advance funds to our special-purpose subsidiaries based on the dollar amount of the contracts pledged.

In addition, we have observed adverse changes in the market for securitized pools of automobile contracts.  If we are unable to arrange new warehousing on acceptable terms, our results of operations, financial condition and cash flows could be materially and adversely affected.

Our Results of Operations Will Depend on Our Ability to Securitize Our Portfolio of Automobile Contracts.

Historically we have depended upon our ability to obtain permanent financing for pools of automobile contracts by conducting term securitization transactions. By “permanent financing” we mean financing that extends to cover the full term during which the underlying contracts are outstanding and requires repayment as the underlying contracts are repaid or charged off. By contrast, our warehouse credit facilities permitted us to borrow against the value of such receivables only for limited periods of time. Our past practice and future plan has been and is to repay loans made to us under our warehouse credit facilities with the proceeds of securitizations. There can be no assurance that any securitization transaction will be available on terms acceptable to us, or at all. The timing of any securitization transaction is affected by a number of factors beyond our control, any of which could cause substantial delays, including, without limitation:

•	market conditions;

•	the approval by all parties of the terms of the securitization;

•	the availability of credit enhancement on acceptable terms; and

•	our ability to acquire a sufficient number of automobile contracts for securitization.

In addition, we have observed adverse changes in the market for securitized pools of automobile contracts, which has made permanent financing in the form of securitization transactions difficult to obtain and more costly than in prior periods.  These changes include reduced liquidity and reduced demand for asset-backed securities, particularly for securities carrying a financial guaranty or for securities backed by sub-prime automobile receivables.  Should we chose not to securitize automobile contracts in the future or do so on more costly terms prevalent in current market conditions, we could expect a further material adverse effect on our results of operations.

Our Results of Operations Will Depend on Cash Flows from Our Residual Interests in Our Securitization Program and Our Warehouse Credit Facilities.

When we finance our automobile contracts through securitizations and warehouse credit facilities, we receive cash and a residual interest in the assets financed. Those financed assets are owned by the special-purpose subsidiary that is formed for the related securitization. This residual interest represents the right to receive the future cash flows to be generated by the automobile contracts in excess of (i) the interest and principal paid to investors on the indebtedness issued in connection with the financing, (ii) the costs of servicing the contracts and (iii) certain other costs incurred in connection with completing and maintaining the securitization or warehouse credit facility. We sometimes refer to these future cash flows as “excess spread cash flows.”

Under the financial structures we have used to date in our securitizations and warehouse credit facilities, excess spread cash flows that would otherwise be paid to the holder of the residual interest are first used to increase over-collateralization or are retained in a spread account within the securitization trusts or the warehouse facility to provide liquidity and credit enhancement for the related securities.

While the specific terms and mechanics vary among transactions, our securitization and warehousing agreements generally provide that we will receive excess spread cash flows only if the amount of over-collateralization and spread account balances have reached specified levels and/or the delinquency, defaults or net losses related to the contracts in the automobile contract pools are below certain predetermined levels. In the event delinquencies, defaults or net losses on contracts exceed these levels, the terms of the securitization or warehouse credit facility:

•	may require increased credit enhancement, including an increase in the amount required to be on deposit in the spread account to be accumulated for the particular pool;

•	may restrict the distribution to us of excess spread cash flows associated with other securitized or warehoused pools; and

•	certain circumstances, may permit affected parties to require the transfer of servicing on some or all of the securitized or warehoused contracts from us to an unaffiliated servicer.

We typically retain residual interests or use them as collateral to borrow cash. In any case, the future excess spread cash flow received in respect of the residual interests is integral to the financing of our operations. The amount of cash received from residual interests depends in large part on how well our portfolio of securitized and warehoused automobile contracts performs. If our portfolio of securitized and warehoused automobile contracts has higher delinquency and loss ratios than expected, then the amount of money realized from our retained residual interests, or the amount of money we could obtain from the sale or other financing of our residual interests, would be reduced. Such higher than expected losses have been incurred, which has had an adverse effect on our operations, financial condition and cash flows. Should losses continue to rise, we would expect further material adverse effects on our results of operations, financial condition and cash flows.

If We Are Unable to Obtain Credit Enhancement for Our Securitizations Upon Favorable Terms, Our Results of Operations Would Be Impaired.

In our securitizations, we historically have utilized credit enhancement in the form of one or more financial guaranty insurance policies issued by financial guaranty insurance companies. Each of these policies unconditionally and irrevocably guarantees certain interest and principal payments on the senior classes of the securities issued in our securitizations. These guarantees enabled these securities to achieve the highest credit rating available. This form of credit enhancement reduced the costs of our securitizations relative to alternative forms of credit enhancement available to us at the time. Such financial guaranty insurance policies are not at present available to us.  Due to significantly reduced investor demand for securities carrying such a financial guaranty, it is likely that this form of credit enhancement, even if it were again to become available to us, would not be economic for us in the future. As we pursue future securitizations, we may not be able to obtain:

•	credit enhancement in any form on terms acceptable to us, or at all; or

•	similar ratings for senior classes of securities to be issued in future securitizations.

Based on indications from market participants as to reduced investor comfort with credit ratings and financial guarantees, we believe that even if we were unable to obtain such enhancements or such ratings, we would expect to incur increased interest expense.  Such increased interest expense would adversely affect our results of operations.

If We Are Unable to Successfully Compete With Our Competitors, Our Results of Operations May Be Impaired.

The automobile financing business is highly competitive. We compete with a number of national, regional and local finance companies. In addition, competitors or potential competitors include other types of financial services companies, such as commercial banks, savings and loan associations, leasing companies, credit unions providing retail loan financing and lease financing for new and used vehicles and captive finance companies affiliated with major automobile manufacturers such as General Motors Acceptance Corporation and Ford Motor Credit Corporation. Many of our competitors and potential competitors possess substantially greater financial, marketing, technical, personnel and other resources than we do, including greater access to capital markets for unsecured commercial paper and investment grade rated debt instruments, and to other funding sources which may be unavailable to us. Moreover, our future profitability will be directly related to the availability and cost of our capital relative to that of our competitors. Many of these companies also have long-standing relationships with automobile dealers \

and may provide other financing to dealers, including floor plan financing for the dealers' purchases of automobiles from manufacturers, which we do not offer. There can be no assurance that we will be able to continue to compete successfully and, as a result, we may not be able to purchase contracts from dealers at a price acceptable to us, which could result in reductions in our revenues or the cash flows available to us.

If Our Dealers Do Not Submit a Sufficient Number of Suitable Automobile Contracts to Us for Purchase, Our Results of Operations May Be Impaired.

We are dependent upon establishing and maintaining relationships with a large number of unaffiliated automobile dealers to supply us with automobile contracts. During the year ended December 31, 2008, no dealer accounted for more than 1.0% of the contracts we purchased. The agreements we have with dealers to purchase contracts do not require dealers to submit a minimum number of contracts for purchase. The failure of dealers to submit contracts that meet our underwriting criteria could result in reductions in our revenues or the cash flows available to us, and, therefore, could have an adverse effect on our results of operations.

If a Significant Number of Our Automobile Contracts Experience Defaults, Our Results of Operations May Be Impaired.

We specialize in the purchase and servicing of contracts to finance automobile purchases by sub-prime customers, those who have limited credit history, low income, or past credit problems.  Such contracts entail a higher risk of non-performance, higher delinquencies and higher losses than contracts with more creditworthy customers. While we believe that our pricing of the automobile contracts and the underwriting criteria and collection methods we employ enable us to control, to a degree, the higher risks inherent in contracts with sub-prime customers, no assurance can be given that such pricing, criteria and methods will afford adequate protection against such risks. We have experienced increases in the delinquency of, and credit losses on, our contracts.

If automobile contracts that we purchase and hold experience defaults to a greater extent than we have anticipated, this could materially and adversely affect our results of operations, financial condition, cash flows and liquidity. Our results of operations, financial condition, cash flows and liquidity, depend, to a material extent, on the performance of automobile contracts that we purchase, warehouse and securitize. A portion of the automobile contracts acquired by us will default or prepay. In the event of payment default, the collateral value of the vehicle securing an automobile contract realized by us in a repossession will most likely not cover the outstanding principal balance on that contract and the related costs of recovery. We maintain an allowance for credit losses on automobile contracts held on our balance sheet, which reflects our estimates of probable credit losses that can be reasonably estimated for securitizations that are accounted for as financings and warehoused contracts. If the allowance is inadequate, then we would recognize the losses in excess of the allowance as an expense and our results of operations could be adversely affected.  In addition, under the terms of our warehouse credit facilities, we are not able to borrow against defaulted automobile contracts, including contracts that are, at the time of default, funded under our warehouse credit facilities, which will reduce the over-collateralization of those warehouse credit facilities and possibly reduce the amount of cash flows available to us.

If We Lose Servicing Rights on Our Portfolio of Automobile Contracts, Our Results of Operations Would Be Impaired.

We are entitled to receive servicing fees only while we act as servicer under the applicable sale and servicing agreements governing our warehouse facilities and securitizations. Under such agreements, we may be terminated as servicer upon the occurrence of certain events, including:

•	our failure generally to observe and perform covenants and agreements applicable to us;

•	certain bankruptcy events involving us; or

•	the occurrence of certain events of default under the documents governing the facilities.

We have received waivers regarding the potential breach of certain covenants relating to minimum net worth and maintenance of active warehouse credit facilities.  Without such waivers, certain credit enhancement providers would have had the right to terminate us as servicer with respect to certain of outstanding securitization pools.  Although such rights have been waived, such waivers are temporary, and there can be no assurance as to their future extension. We do, however, believe that we will obtain such future extensions because it is generally not in the interest of any party to the securitization transaction to transfer servicing.  Nevertheless, there can be no assurance as to our belief being correct.  The loss of our servicing rights could materially and adversely affect our results of operations, financial condition and cash flows. Our results of operations, financial condition and cash flows, would be materially and adversely affected if we were to be terminated as servicer with respect to a material portion of the automobile contracts for which we are receiving servicing fees.

If We Lose Key Personnel, Our Results of Operations May Be Impaired.

Our senior management team averages thirteen years of service with us.  Charles E. Bradley, Jr., our President and CEO, has been our President since our formation in 1991.  Our future operating results depend in significant part upon the continued service of our key senior management personnel, none of whom is bound by an employment agreement.  Our future operating results also depend in part upon our ability to attract and retain qualified management, technical, sales and support personnel for our operations. Competition for such personnel is intense. We cannot assure you that we will be successful in attracting or retaining such personnel. Reductions in force implemented in 2008 and 2009 may have reduced employee loyalty, which may in turn result in decreased employee performance.  Conversely, adverse general economic conditions may have had a countervailing effect.  The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees, as needed, could materially and adversely affect our results of operations, financial condition and cash flows.

If We Fail to Comply with Regulations, Our Results of Operations May Be Impaired.

Failure to materially comply with all laws and regulations applicable to us could materially and adversely affect our ability to operate our business. Our business is subject to numerous federal and state consumer protection laws and regulations, which, among other things:

•	require us to obtain and maintain certain licenses and qualifications;

•	limit the interest rates, fees and other charges we are allowed to charge;

•	limit or prescribe certain other terms of our automobile contracts;

•	require specific disclosures to our customers;

•	define our rights to repossess and sell collateral; and

•	maintain safeguards designed to protect the security and confidentiality of customer information.

We believe that we are in compliance in all material respects with all such laws and regulations, and that such laws and regulations have had no material adverse effect on our ability to operate our business. However, we may be materially and adversely affected if we fail to comply with:

•	applicable laws and regulations;

•	changes in existing laws or regulations;

•	changes in the interpretation of existing laws or regulations; or

•	any additional laws or regulations that may be enacted in the future.

If We Experience Unfavorable Litigation Results, Our Results of Operations May Be Impaired.

Unfavorable outcomes in any of our current or future litigation proceedings could materially and adversely affect our results of operations, financial conditions and cash flows. As a consumer finance company, we are subject to various consumer claims and litigation seeking damages and statutory penalties based upon, among other things, disclosure inaccuracies and wrongful repossession, which could take the form of a plaintiff's class action complaint. We, as the assignee of finance contracts originated by dealers, may also be named as a co-defendant in lawsuits filed by consumers principally against dealers. We are also subject to other litigation common to the automobile industry and businesses in general. The damages and penalties claimed by consumers and others in these types of matters can be substantial. The relief requested by the plaintiffs varies but includes requests for compensatory, statutory and punitive damages. While we intend to vigorously defend ourselves against such proceedings, there is a chance that our results of operations, financial condition and cash flows could be materially and adversely affected by unfavorable outcomes.

If We Experience Problems with Our Originations, Accounting or Collection Systems, Our Results of Operations May Be Impaired.

We are dependent on our receivables originations, accounting and collection systems to service our portfolio of automobile contracts. Such systems are vulnerable to damage or interruption from natural disasters, power loss, telecommunication failures, terrorist attacks, computer viruses and other events. A significant number of our systems are not redundant, and our disaster recovery planning is not sufficient for every eventuality. Our systems are also subject to break-ins, sabotage and intentional acts of vandalism by internal employees and contractors as well as third parties. Despite any precautions we may take, such problems could result in interruptions in our services, which could harm our reputation and financial condition. We do not carry business interruption insurance sufficient to compensate us for losses that may result from interruptions in our service as a result of system failures. Such systems problems could materially and adversely affect our results of operations, financial conditions and cash flows.

We Have Substantial Indebtedness.

We have and will continue to have a substantial amount of indebtedness. At June 30, 2009, we had approximately $1,263 million of debt outstanding. Such debt consisted primarily of $1,128 million of securitization trust debt, and also included $5.1 million of warehouse indebtedness, $62.6 million of residual interest financing, $20.1 million of senior secured related party debt and $22.9 million owed under a subordinated notes program.  We are also currently offering the subordinated notes to the public on a continuous basis, and such notes have maturities that range from three months to ten years.

Our substantial indebtedness could adversely affect our financial condition by, among other things:

•	increasing our vulnerability to general adverse economic and industry conditions;

•
requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and  other general corporate purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and;

•	limiting our ability to borrow additional funds.

Although we believe we are able to service and repay such debt, there is no assurance that we will be able to do so. If we do not generate sufficient operating profits, our ability to make required payments on our debt would be impaired. Failure to pay our indebtedness when due could have a material adverse effect.

Because We Are Subject to Many Restrictions in Our Existing Credit Facilities and Securitization Transactions, Our Ability to Pay Dividends or Engage in Specified Transactions May Be Impaired.

The terms of our existing credit facility, term securitizations and our other outstanding debt impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. These restrictions may have an adverse effect on our business activities, results of operations and financial condition. These restrictions may also significantly limit or prohibit us from engaging in certain transactions, including the following:

•	incurring or guaranteeing additional indebtedness;

•	making capital expenditures in excess of agreed upon amounts;

•	paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;

•	making investments;

•	creating or permitting liens on our assets or the assets of our subsidiaries;

•	issuing or selling capital stock of our subsidiaries;

•	transferring or selling our assets;

•	engaging in mergers or consolidations;

•	permitting a change of control of our company;

•	liquidating, winding up or dissolving our company;

•	changing our name or the nature of our business, or the names or nature of the business of our subsidiaries; and

•	engaging in transactions with our affiliates outside the normal course of business.

These restrictions may limit our ability to obtain additional sources of capital, which may limit our ability to generate earnings. In addition, the failure to comply with any of the covenants of  one or more of our debt agreements could cause a default under other debt agreements that may be outstanding from time to time. A default, if not waived, could result in acceleration of the related indebtedness, in which case such debt would become immediately due and payable. A continuing default or acceleration of one or more of our credit facilities or any other debt agreement, would likely cause a default under other debt agreements that otherwise would not be in default, in which case all such related indebtedness could be accelerated. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance our indebtedness. Even if any new financing is available, it may not be on terms that are acceptable to us or it may not be sufficient to refinance all of our indebtedness as it becomes due.

In addition, the transaction documents for our securitizations restrict our securitization subsidiaries from declaring or making payment to us of (i) any dividend or other distribution on or in respect of any shares of their capital stock, or (ii) any payment on account of the purchase, redemption, retirement or acquisition of any option, warrant or other right to acquire shares of their capital stock unless (in each case) at the time of such declaration or payment (and after giving effect thereto) no amount payable under any transaction document with respect to the related securitization is then due and owing, but unpaid.  These restrictions may limit our ability to receive distributions in respect of the residual interests from our securitization facilities, which may limit our ability to generate earnings.

Risks Related to General Factors

If The Economy of All or Certain Regions of the United States Continues to Slow Down or the Current Recession Worsens, Our Results of Operations May Be Impaired.

Our business is directly related to sales of new and used automobiles, which are sensitive to employment rates, prevailing interest rates and other domestic economic conditions. Delinquencies, repossessions and losses generally increase during economic slowdowns or recessions. Because of our focus on sub-prime customers, the actual rates of delinquencies, repossessions and losses on our automobile contracts could be higher under adverse economic conditions than those experienced in the automobile finance industry in general, particularly in the states of Texas, California, Ohio, Florida, Pennsylvania and Louisiana, states in which our automobile contracts are geographically concentrated.  Any sustained period of economic slowdown or recession could adversely affect our ability to acquire suitable contracts, or to securitize pools of such contracts. The timing of any economic changes is uncertain, and weakness in the economy could have an adverse effect on our business and that of the dealers from which we purchase contracts and result in reductions in our revenues or the cash flows available to us.

Our Results Of Operations May Be Impaired As a Result of Natural Disasters.

Our automobile contracts are geographically concentrated in the states of Texas, California, Ohio, Florida, Pennsylvania, and Louisiana. Several of such states are particularly susceptible to natural disasters: earthquake in the case of California, and hurricanes and flooding in the states of Florida, Texas and Louisiana.  Natural disasters, in those states or others, could cause a material number of our vehicle purchasers to lose their jobs, or could damage or destroy vehicles that secure our automobile contracts.  In either case, such events could result in our receiving reduced collections on our automobile contracts, and could thus result in reductions in our revenues or the cash flows available to us.

If an Increase in Interest Rates Results in a Decrease in Our Cash Flow from Excess Spread, Our Results of Operations May Be Impaired.

Our profitability is largely determined by the difference, or "spread," between the effective interest rate received by us on the automobile contracts that we acquire and the interest rates payable under our warehouse credit facilities and on the asset-backed securities issued in our securitizations. Recent disruptions in the market for asset-backed securities are likely to result in an increase in the interest rates we would pay on asset-backed securities that we may issue in future securitizations.  Although we have the ability to partially offset increases in our cost of funds by increasing fees we charge to dealers when purchasing contracts, or by demanding higher interest rates on contracts we purchase, there is no assurance that such actions will materially offset increases in interest we pay to finance our managed portfolio.

Several factors affect our ability to manage interest rate risk. Specifically, we are subject to interest rate risk during the period between when automobile contracts are purchased from dealers and when such contracts are sold and financed in a securitization. Interest rates on our warehouse credit facilities are adjustable while the interest rates on the automobile contracts are fixed. Therefore, if interest rates increase, the interest we must pay to the lenders under our warehouse credit facilities is likely to increase while the interest realized by us from those warehoused automobile contracts remains the same, and thus, during the warehousing period, the excess spread cash flow received by us would likely decrease. Additionally, contracts warehoused and then securitized during a rising interest rate environment may result in less excess spread cash flow realized by us under those securitizations as, historically, our securitization facilities pay interest to security holders on a fixed rate basis set at prevailing interest rates at the time of the closing of the securitization, which may be several months after the securitized contracts were originated and entered the warehouse, while our customers pay fixed rates of interest on the contracts, set at the time they purchase the underlying vehicles. A decrease in excess spread cash flow could adversely affect our earnings and cash flow.

To mitigate, but not eliminate, the short-term risk relating to interest rates payable by us under the warehouse facilities, we have historically held automobile contracts in the warehouse credit facilities for less than four months. To mitigate, but not eliminate, the long-term risk relating to interest rates payable by us in securitizations, we have in the past, and intend to continue to, structure some of our securitization transactions to include pre-funding structures, whereby the amount of securities issued exceeds the amount of contracts initially sold into the securitization. In pre-funding, the proceeds from the pre-funded portion are held in an escrow account until we sell the additional contracts into the securitization in amounts up to the balance of the pre-funded escrow account. In pre-funded securitizations, we effectively lock in our borrowing costs with respect to the contracts we subsequently sell into the securitization. However, we incur an expense in pre-funded securitizations equal to the difference between the money market yields earned on the proceeds held in escrow prior to subsequent delivery of contracts and the interest rate paid on the securities issued in the securitization.  The amount of such expense may vary.  Despite these mitigation strategies, an increase in prevailing interest rates would cause us to receive less excess spread cash flows on automobile contracts, and thus could adversely affect our earnings and cash flows.

The Effects Of Terrorism And Military Action May Impair Our Results of Operations.

The long-term economic impact of the events of September 11, 2001, possible future terrorist attacks or other incidents and related military action, or current or future military action by United States forces in Iraq and other regions, could have a material adverse effect on general economic conditions, consumer confidence, and market liquidity in the United States. No assurance can be given as to the effect of these events on the performance of our automobile contracts. Any adverse effect resulting from these events could materially affect our results of operations, financial condition and cash flows. In addition, activation of a substantial number of U.S. military reservists or members of the National Guard may significantly increase the proportion of contracts whose interest rates are reduced by the application of the Servicemembers’ Civil Relief Act, which provides, generally, that an obligor who is covered by that act may not be charged interest on the related contract in excess of 6% annually during the period of the obligor's active duty.

Risks Related to Our Common Stock

Our Common Stock Is Thinly Traded.

Our stock is thinly traded, which means investors will have limited opportunities to sell their shares of common stock in the open market.  Limited trading of our common stock also contributes to more volatile price fluctuations.  Because there historically has been low trading volume in our common stock, there can be no assurance that our stock price will not decline as additional shares are sold in the public market.

We Do Not Intend to Pay Dividends on Our Common Stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future.

THE EXCHANGE OFFER

A. Eligible Options; Eligible Optionholders; Expiration Date

We are making an offer to Eligible Optionholders to exchange their Eligible Options that are properly tendered in accordance with the discussion herein under “Procedures for Tendering Eligible Options” and not validly withdrawn in accordance with the discussion herein under “Withdrawal Rights” before the Expiration Date of this Exchange Offer in exchange for New Options. The New Options will have an exercise price per share equal to the greater of $1.50, or the Last Reported Market Price, which will be last reported sale price per share of our common stock on The Nasdaq Global Market on the Expiration Date.

The following terms are used in connection with this Exchange Offer:

Cancellation Date

The date when Eligible Options that are tendered to the Company and accepted by us pursuant to this Exchange Offer will be canceled. We expect that the Cancellation Date will be the same date as the Expiration Date and the New Option Grant Date.

Eligible Optionholders

You are an Eligible Optionholder if you meet ALL of the following criteria:

•	You are an employee of the Company on the date this Exchange Offer commences;

•	You hold one or more Eligible Options; and

•	You remain an employee of the Company through the end of the Offering Period.

Eligible Optionholders include our executive officers but not our non-employee directors.

As of November 12, 2009, there were approximately 54 Eligible Optionholders with Eligible Options to purchase up to 3,960,316 shares of our common stock.

Eligible Options

Any outstanding stock option for the purchase of shares of our common stock granted under our 2006 Stock Plan or the Prior Plan prior to November 12, 2009, the date on which this Exchange Offer commences, whether vested or unvested, with an exercise price of at least $2.50 per share of common stock.  As of November 12, 2009, there were approximately 54 Eligible Optionholders with Eligible Options to purchase up to 3,960,316 shares of our common stock.

Exchange Offer

We refer to this document as the Exchange Offer.

Expiration Date

We expect that the Expiration Date of the Offering Period will be December 10, 2009 at 5:00 p.m. Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

Last Reported Market Price

The last reported sale price per share of our common stock on the Nasdaq Global Market on the Expiration Date, which is currently expected to be December 10, 2009.  Each New Option will have an exercise price per share of common stock equal to the greater of $1.50, or the Last Reported Market Price.

New Options

New stock options issued under the 2006 Stock Plan will replace the Eligible Options tendered pursuant to this Exchange Offer. Each grant of a New Option pursuant to this Exchange Offer will be exercisable for the same number of shares as the Eligible Option for which such New Option was exchanged. New Options will be subject to the terms of our 2006 Stock Plan and a new stock option agreement between you and the Company.

In addition, each New Option will differ from Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the greater of $1.50, or the Last Reported Market Price; and

•
Each New Option will be subject to vesting in a manner that bars any exercise for six months after the New Option Grant Date but thereafter becomes exercisable on the same schedule as was applicable to the tendered Eligible Option.

Each New Option generally will be treated as a nonqualified stock option or incentive stock option, as previously applicable to the related surrendered Eligible Option. To retain treatment as incentive stock options, however, the New Options must comply with the other conditions generally applicable to incentive stock options, including the limitation on the value of stock underlying incentive stock options that first become exercisable in any one calendar year.  Because the vesting schedule of the New Options will cause an increased fraction of the New Options (as compared to the surrendered Eligible Options) to become exercisable in the year 2010 (the year that we anticipate will include the date six months after the date of any issuance of the New Options), Eligible Options that are incentive stock options may be replaced in part by New Options that are nonqualified stock options.  Whether and to what extent this occurs will depend on the number and vesting schedule of the Eligible Options surrendered, and the fair market value of the Company's common stock on the date the New Options are issued.  For more details about the 2006 Stock Plan, and the conditions generally applicable to incentive stock options, see the discussion herein under “This Exchange Offer–The 2006 Stock Plan.”

New Option Grant Date

We expect the New Option Grant Date will be December 10, 2009, the Expiration Date of this Exchange Offer. If the Expiration Date is extended, the Cancellation Date and the New Option Grant Date will be similarly extended.

Offering Period

The offering period for this Exchange Offer will start on November 12, 2009 and expire at 5:00 p.m. Pacific Time on the Expiration Date.

Vesting Schedule

Each New Option will be subject to vesting in a manner such that the New Options will not be exercisable for six months after the New Option Grant Date but will thereafter become exercisable on the same schedule as was applicable to the tendered Eligible Option.  For example, if an Eligible Option were previously to become exercisable in five annual increments on the first of August of the years 2008 through 2012, so that such option was 40% exercisable at present, then the corresponding New Option would not be exercisable at all upon issuance, would become exercisable as to 40% of the underlying shares six months after issuance, and would become exercisable as to three further increments of 20% each on the originally applicable dates (that is, on August 1, 2010, August 1, 2011, and August 1, 2012).

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTIONS.

B. Reasons for the Exchange Offer

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated managerial employees to implement our strategic initiatives, expand and develop our business and satisfy our customers. Competition for these types of employees is intense, and many companies use equity awards, including stock options and restricted stock, as a means of attracting, motivating and retaining their employees. The Compensation Committee (“Compensation Committee”) of our Board of Directors (“Board”) believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. In the past, stock options have constituted an important part of our incentive and retention programs.

As a result of the recent global credit and liquidity crisis and the subsequent sharp economic slowdown, the stock prices of financial companies, including ours, have declined. Because of this decline in price over the past 24 months, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock.  For example, on November 11, 2009, the closing price of our common stock on the Nasdaq Global Market was $1.19 per share and the weighted average exercise price of Eligible Options was $4.99 per share. As of that date, substantially all (over 99%) of the outstanding stock options issued prior to 2009 and held by Eligible Optionholders were out-of-the-money.

This circumstance has caused our Board and its Compensation Committee to conclude that we may be at risk of losing key contributors across our workforce because, in the absence of an effective equity component, we do not currently have sufficient compensation programs in place to incentivize, retain and ensure the continued commitment of many of our employees. Additionally, the Compensation Committee considered the following in determining to approve the Exchange Offer:

•
Reasonable, Balanced and Meaningful Incentives. Under the Exchange Offer, Eligible Optionholders would be able to surrender Eligible Options for New Options, with exercise prices at least equal to the Last Reported Market Price. Employees who no longer have an equity stake due to underwater stock options might seek employment with another company. The cost of replacing a significant fraction of our management employees, or even certain key contributors, could be substantial. Our Compensation Committee believes that if we do not take steps in the near future to properly incentivize our key employees, it could adversely affect our business, results of operations and thus our future stock price.

•
Enhanced Long-Term Shareholder Value. We believe that ultimately the Exchange Offer will enhance long-term shareholder value by restoring competitive incentives to the participants so they are further motivated to achieve our strategic, operational and financial goals, as grant prices significantly in excess of the market price of our stock undermine the effectiveness of stock options as employee performance and retention incentives.

•
Reduced Pressure for Additional Grants. If we are unable to implement the Exchange Offer, we may be forced to issue additional equity awards to our employees at current market prices, increasing the total number of shares to be issued upon the exercise of equity awards, or our equity award “overhang. Any such additional grants also would more quickly exhaust the current pool of shares available for future grant of options or other equity awards under the 2006 Stock Plan.

•
Equity Award Overhang Unchanged. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the employee who holds them leaves our employment. An exchange, such as the Exchange Offer, will offer meaningful incentives to option plan participants while eliminating the ineffective options that are currently outstanding. All Eligible Options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•
Participation by Our Executive Officers. Our executive officers are expected to be among the primary drivers of the strategic and operational initiatives we have implemented to advance the creation of long-term shareholder value. As a result, the retention and motivation of our executive officers are critical to our long-term success. Accordingly, we have elected to include executive officers (but not our non-employee directors) as Eligible Optionholders in the Exchange Offer.

•
Restore value from compensation costs that we have already incurred and will continue to incur with respect to outstanding underwater stock options.  Eligible Options for the Exchange Offer were granted at the then fair market value of our common stock in accordance with our policies for such grants. Under applicable accounting rules, we have already recognized $2.7 million in compensation expense for these options.  Moreover, we are obligated to recognize approximately $3.8 million in additional future compensation expense, even if these options are never exercised.  We believe it is an inefficient use of the shares made available under our 2006 Stock Plan to recognize compensation expense on options that are not perceived as having value by our employees. The Exchange Offer will result in some additional compensation expense.  However, we believe the amount of additional compensation expense is small relative to the amount of compensation expense already incurred and committed to for the underwater options that are eligible for the Exchange Offer and that the additional expense is justified by the value restored to the exchanged options.

This Exchange Offer is intended to address the risk of losing key contributors across our workforce in the absence of an effective equity component of employee compensation, by providing our employees with an opportunity to exchange Eligible Options for New Options granted under the 2006 Stock Plan. By exchanging such options, we believe that we will more cost-effectively provide retention and performance incentives to our key contributors than we would by simply issuing incremental equity or paying additional cash compensation. We believe the Exchange Offer will motivate our employees to achieve future growth. By realigning the exercise prices of previously granted Eligible Options more closely with the current per share market price of our common stock, we believe that these New Options will again become important tools to help motivate and retain our existing employees and continue to align their interests with those of our stockholders. While we hope this Exchange Offer will reduce the current disparity between the per share market price of our common stock and the exercise price of outstanding stock options, given the volatile and unpredictable nature of the economy and stock market, we cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS DOCUMENT AND CONSULT YOUR OWN FINANCIAL, LEGAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR ELIGIBLE OPTIONS.

C. Procedures For Tendering Eligible Options

If you are an Eligible Optionholder, you may tender your Eligible Options at any time before the Expiration Date. If we extend this Exchange Offer beyond that time, you may tender your Eligible Options at any time until the extended Expiration Date.

If you elect to participate in Exchange Offer, you must surrender an entire Eligible Option that corresponds to a particular exercise price, and you will not be permitted to surrender only a portion of such outstanding Eligible Option. Eligible Optionholders who hold more than one Eligible Option corresponding to different exercise prices will not be required to surrender every Eligible Option he or she holds but may make a participation decision on an Eligible Option-by-Eligible Option basis

Proper Tender of Eligible Options

To validly tender your Eligible Options pursuant to this Exchange Offer you must remain an Eligible Optionholder through the Expiration Date.  To properly tender your Eligible Options pursuant to this Exchange Offer, you must email a scanned or PDF copy of the election form to optionoffer@consumerportfolio.com, or deliver your original signed forms to Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612, before 5:00 p.m. Pacific Time on December 10, 2009.  If we extend the Offering Period, you may submit an Election Form at any time until the extended offer expires. You do not need to return your stock option agreements relating to your tendered Eligible Options. They will be automatically canceled if we accept your Eligible Options for exchange.

Your Eligible Options will not be considered tendered until we have received a properly completed Election Form, either a completed original or by email, to the applicable addresses listed above, by the Expiration Date.  This is a one-time offer, and we will strictly enforce the Offering Period.  If you miss this deadline, you will not be permitted to participate in this Exchange Offer. A copy of the Election Form accompanies this Exchange Offer document.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will, in our sole discretion, determine the number of shares subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of Eligible Options. Neither the Company nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer. We will strictly enforce the Offering Period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we reserve the right, in our sole discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender with respect to any particular Eligible Option, or any particular Eligible Optionholder.

Our Acceptance Constitutes an Agreement

Your tender of Eligible Options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights (as described below) and our acceptance of your tendered Eligible Options in accordance with “Acceptance of Eligible Options for Exchange; Issuance of New Options.” Our acceptance for exchange of Eligible Options tendered by you pursuant to this Exchange Offer will constitute a binding agreement between the Company and you on the terms and subject to the conditions of this Exchange Offer.

Subject to our rights to extend, amend, withdraw and terminate this Exchange Offer in accordance with “Conditions of This Exchange Offer,” we expect to accept and cancel, promptly following the Expiration Date of the Exchange Offer, all properly tendered Eligible Options that have not been validly withdrawn. You will be required to enter into a new stock option agreement governing the terms of each New Option issued to you in exchange for your Eligible Options pursuant to this Exchange Offer.

D. Withdrawal Rights

If you elect to accept this Exchange Offer as to your Eligible Options and later change your mind, you may withdraw your tendered Eligible Options, and reject this Exchange Offer, by following the procedure described in this section.

You may withdraw your tendered Eligible Options at any time before the Expiration Date. To validly withdraw tendered Eligible Options, you must email a scanned or PDF copy of the Notice of Withdrawal to optionoffer@consumerportfolio.com, or deliver the original completed form to Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612, before 5:00 p.m. Pacific Time on December 10, 2009. If we extend this Exchange Offer beyond that time, you may withdraw your tendered Eligible Options at any time until the extended Expiration Date. We intend to accept and cancel properly tendered Eligible Options promptly after the scheduled Expiration Date. Your Eligible Options will not be considered withdrawn until we receive your Notice of Withdrawal.

If you miss the deadline but remain an Eligible Optionholder, your previously tendered Eligible Options will be canceled and exchanged pursuant to this Exchange Offer. You are responsible for making sure that your Notice of Withdrawal is properly completed and delivered to us as described herein.

You may not rescind any withdrawal, and your withdrawn Eligible Options will thereafter be deemed not properly tendered for purposes of this Exchange Offer, unless you properly re-tender those Eligible Options before the Expiration Date by following the procedures described in “Procedures For Tendering Eligible Options” above.

Neither we, nor any other person, are obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We, in our sole discretion, will determine all questions as to the form and validity, including time of receipt, of the Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

A copy of the Notice of Withdrawal accompanies this Exchange Offer document.

E. Acceptance of Eligible Options For Exchange; Issuance of New Options

Subject to, and conditioned upon the terms and conditions of this Exchange Offer, we expect to accept for exchange all Eligible Options properly tendered and not validly withdrawn promptly after the scheduled Expiration Date. Once we have accepted Eligible Options tendered by you, your Eligible Options will be canceled and you will no longer have any rights under your Eligible Options. We will issue new stock option agreements for the New Options as soon as administratively practicable after we accept the tendered Eligible Options, assuming you are still an active employee of the Company on the New Option Grant Date. If this Exchange Offer is extended, then the New Option Grant Date will also be extended.

If you have tendered your Eligible Options under this Exchange Offer and your employment or service with the Company terminates for any reason before the Expiration Date, you will no longer be eligible to participate in the Exchange Offer and we will not accept your Eligible Options for cancellation. In that case, generally you may exercise your existing stock options for a limited time after your resignation or termination date to the extent they are vested and in accordance with their terms.

F. Conditions of This Exchange Offer

Notwithstanding any other provision of this Exchange Offer, we will not be required to accept any Eligible Options tendered for exchange, and we may withdraw or terminate this Exchange Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if, at any time on or after the date hereof and before the Expiration Date, our Board of Directors determines in its sole discretion to withdraw or terminate this Exchange Offer. Our Board of Directors retains the authority, in its sole discretion, to extend, amend, withdraw, or terminate this Exchange Offer.

G. Price Range of Our Common Stock

The Eligible Options give Eligible Optionholders the right to acquire shares of our common stock. None of the Eligible Options are traded on any trading market. Our common stock is listed on The Nasdaq Global Market under the symbol “CPSS.”  The following table sets forth on a per share basis the high and low sale prices of our common stock on The Nasdaq Global Market during the periods indicated:

	High	Low
Fiscal Year Ended December 31, 2007
First Quarter	$7.77	$5.25
Second Quarter	$7.21	$5.49
Third Quarter	$6.75	$4.28
Fourth Quarter	$6.20	$3.00

Fiscal Year Ended December 31, 2008
First Quarter	$3.61	$2.11
Second Quarter	$3.18	$1.13
Third Quarter	$2.85	$1.22
Fourth Quarter	$2.58	$0.37

Fiscal Year Ended December 31, 2009
First Quarter	$0.80	$0.25
Second Quarter	$1.15	$0.40
Third Quarter	$1.65	$0.46
Fourth Quarter (through November 11, 2009)	$1.30	$1.00

On November 11, 2009, the last reported sale price of our common stock on The Nasdaq Global Market was $1.19.  We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your Eligible Options.  As of November 11, 2009, there were approximately 60 holders of record of our common stock.

H. Source and Amount of Consideration; Terms of New Options

Consideration

The Eligible Options were granted under our 2006 Stock Plan or the Prior Plan. Each New Option will be granted under our 2006 Stock Plan. As of November 9, 2009, there were approximately 54 Eligible Optionholders with Eligible Options to purchase up to 3,960,316 shares of our common stock, with exercise prices ranging from $2.50 to $7.18 per share, a weighted average exercise price of $4.83 per share and a weighted average remaining term of 5.90 years. The Eligible Options constitute approximately 57% of the 6,989,899 shares of our common stock subject to outstanding stock options as of November 9, 2009. The Eligible Options constitute approximately 22% of our total outstanding shares of common stock as of November 9, 2009. Since this is a one-for-one exchange, if all Eligible Options are tendered in this Exchange Offer, we would issue New Options to purchase an aggregate of 3,960,316 shares of our common stock.

Terms of New Options

Each grant of a New Option pursuant to this Exchange Offer will be exercisable for the same number of shares as were subject to that portion of the Eligible Option for which such New Option was exchanged.  Each grant of a New Option will have the same remaining term as the tendered Eligible Option, and will be granted under the 2006 Stock Plan. In addition, each New Option will differ from Eligible Options in the following ways:

•	The exercise price per share for each New Option will be equal to the greater of $1.50 or the Last Reported Market Price; and

•
Each New Option will be subject to vesting in a manner that bars any exercise for six months after the New Option Grant Date but thereafter becomes exercisable on the same schedule as was applicable to the tendered Eligible Option.

Each New Option generally will be treated as a nonqualified stock option or incentive stock option, as previously applicable to the related surrendered Eligible Option. To retain treatment as incentive stock options, however, the New Options must comply with the other conditions generally applicable to incentive stock options, including the limitation on the value of stock underlying incentive stock options that first become exercisable in any one calendar year.  Because the vesting schedule of the New Options will cause an increased fraction of the New Options (as compared to the surrendered Eligible Options) to become exercisable in the year 2010 (the year that we anticipate will include the date six months after the date of any issuance of the New Options), Eligible Options that are incentive stock options may be replaced in part by New Options that are nonqualified stock options.  Whether and to what extent this occurs will depend on the number and vesting schedule of the Eligible Options surrendered, and the fair market value of the Company's common stock on the date the New Options are issued.

Other terms and conditions of your Eligible Options are set forth in the stock option agreements and the 2006 Stock Plan.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT

GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE NEW OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR NEW OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY BEFORE THE NEW OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION.

I. Description of 2006 Stock Plan

The New Options will be granted under the 2006 Stock Plan. The following is a description of the principal features of the 2006 Stock Plan that apply to stock options granted under the 2006 Stock Plan.

The 2006 Stock Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and stock awards to employees and directors of the Company and its subsidiaries.  The number of shares of common stock reserved for issuance under the 2006 Stock Plan is 5,000,000, plus 553,231 shares that were reserved for issuance under our 1997 Long-Term Incentive Plan (the “Prior Plan”) but were not made subject to awards under the Prior Plan, or as to which such awards for any reason have terminated without exercise. If every Eligible Optionholder exchanges all Eligible Options, awards under the Prior Plan with respect to approximately 2,085,316 shares would be canceled, resulting in the addition of such shares to those reserved for issuance under the 2006 Incentive Plan. Such addition would not, however, affect the total number of shares that are subject or may be made subject to awards under the 2006 Incentive Plan and the Prior Plan, taken together.

Our Board or a Committee of our Board consisting of two or more non-employee directors may administer the 2006 Stock Plan.  Currently, the Compensation Committee of the Board administers the 2006 Stock Plan.  The Board or the Committee has authority to administer and interpret the 2006 Stock Plan and to determine the form and substance of agreements, instruments and guidelines for its administration.  The Board or the Committee has authority to determine the employees and directors to be granted stock options and to determine the size, type and applicable terms and conditions of such grants.

Because the employees and directors who may receive stock option grants and the amount of such grants are determined by the Board or the Compensation Committee from time to time, it is not possible to state the names or positions of, or the number of options that may be granted to, such employees and directors of the Company and its subsidiaries.   As the Exchange Offer involves surrender of awards issued under both the 2006 Stock Plan and the Prior Plan, the maximum number that may be issued to any one individual is being increased, but not above a maximum of 1,666,667 shares, by the number of shares that are the subject of Eligible Options outstanding under the Prior Plan and surrendered by that individual in the Exchange Offer.

The Board or the Compensation Committee is authorized to establish, at the time each grant is made, the time or times at which stock options may be exercised and whether all of the stock options become exercisable at one time or in increments over time.  The exercise price of stock options is set by the Board or the Compensation Committee at the time of the granting of an option, and will not be less than the fair market value of such shares at the time of grant.  It is anticipated that awards will be granted in consideration of the recipients’ continued service with the Company.  In the event of a stock dividend, stock split, reverse stock split or similar capital adjustment, the 2006 Stock Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.

The term of stock options granted under the 2006 Stock Plan may not be more than ten (10) years from the date of grant.  Options expire upon the earliest to occur of (i) three months following termination of employment, (ii) immediately upon the discharge of an optionee for misconduct that is willfully or wantonly harmful to the Company or any subsidiary, (iii) 12 months after an optionee’s death or disability that renders the optionee incapable of continuing employment, (iv) upon the expiration date specified in the optionee’s grant agreement, or (v) ten years after the date of grant.

The aggregate exercise price of options may be paid in cash or by cashier’s check, or otherwise as provided in specific option agreements.  Unless otherwise provided by the Board or the Compensation Committee, awards granted under the 2006 Stock Plan may not be transferred by the optionee or by operation of law other than (i) by will of or by the laws of descent and distribution applicable to a deceased optionee, or (ii) pursuant to a domestic relations order.

The 2006 Stock Plan and all rules, guidelines and regulations adopted with respect thereto may be terminated, suspended, modified or amended at any time by action of the Board or the Compensation Committee, provided, however, that any increase in the number of shares reserved for issuance pursuant to options granted under the 2006 Stock Plan must be approved by the shareholders of the Company.  The Board or the Compensation Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not (i) adversely affect the holders of such stock options without such holders’ consent, (ii) change the length of the term of such stock options or (iii) change the provisions of such stock options so that they are not permitted under the 2006 Stock Plan.

The description of the 2006 Stock Plan set forth above is subject to, and qualified in its entirety by reference to, the actual provisions of the 2006 Stock Plan. The 2006 Stock Plan has been filed as Exhibit (d)(1) to our Schedule TO filed with the SEC on November 12, 2009.  Upon request, we will provide you, without charge, with a copy of the 2006 Stock Plan. Please direct your requests via email to optionoffer@consumerportfolio.com, or in writing to Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612.

J. Information Concerning Us; Financial Statements

Information Concerning Us

We are a specialty finance company engaged in purchasing and servicing retail automobile contracts originated primarily by franchised automobile dealers and, to a lesser extent, by select independent dealers in the United States in the sale of new and used automobiles, light trucks and passenger vans. Through our automobile contract purchases, we provide indirect financing to the customers of dealers who have limited credit histories, low incomes or past credit problems, who we refer to as sub-prime customers.  We serve as an alternative source of financing for dealers, facilitating sales to customers who otherwise might not be able to obtain financing from traditional sources, such as commercial banks, credit unions and the captive finance companies affiliated with major automobile manufacturers. In addition to purchasing installment purchase contracts directly from dealers, we have also (i) acquired installment purchase contracts in three merger and acquisition transactions, (ii) purchased immaterial amounts of vehicle purchase money loans from non-affiliated lenders, and (iii) originated ourselves an immaterial amount of vehicle purchase money loans by lending money directly to consumers.

We were incorporated in March 1991. Our headquarters are located at 19500 Jamboree Road, Irvine, California 92618, and our telephone number is (949) 753-6800.

Financial Statements

The financial information included in our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2008, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, is incorporated herein by reference. Please see “This Exchange Offer–Additional Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Additional Information

For more information about us, please refer to our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2008, our Quarterly Reports on Form 10-Q for the quarters ended March 31and June 30, 2009, and our other filings made with the SEC. We recommend that you review materials that we have filed with the SEC before deciding whether or not to tender your Eligible Options. We will also provide you without charge, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Exchange Offer–Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

K. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Options

The following table shows the number of shares subject to Eligible Options held by our executive officers (as such term is defined in Section 16 of the Exchange Act, and Rule 16a-1 thereunder), and our non-employee directors, as of November 9, 2009.  Our non-employee directors are not eligible to participate in the Exchange Offer; accordingly, the "Eligible Options" held by our non-employee directors are "eligible" in name only.  The percentages in the table below represent the ratio of the specified Eligible Options to the total number of options, whether or not eligible for exchange, to purchase our common stock that are outstanding under our 2006 Stock Plan and the Prior Plan, taken together. That total was 6,989,899 shares as of November 9, 2009. Unless otherwise indicated, the address for the Company’s executive officers listed below is 19500 Jamboree Road, Irvine, California 92612, and the telephone number is (949) 753-6800.

			Weighted-Average	Weighted-Average	Percentage of Total
		Eligible	Exercise	Remaining	Outstanding
Name	Position	Options	Price	Term (years)	Options
Charles E. Bradley, Jr.	President, Chief Executive Officer and Chairman of the Board	886,666	$4.72	4.95	12.7%
Jeffrey P. Fritz	Senior Vice President - Chief Financial Officer	270,000	$5.09	6.04	3.9%
Robert E. Riedl	Senior Vice President - Chief Investment Officer	250,000	$4.83	5.77	3.6%
Chris Terry	Senior Vice President -Servicing	206,000	$5.12	6.00	2.9%
Curtis K. Powell	Senior Vice President – Contract Origination	190,000	$4.91	5.73	2.7%
Mark Creatura	Senior Vice President & General Counsel	190,000	$4.91	5.73	2.7%
Teri L. Clements	Senior Vice President - Originations	145,000	$5.05	6.41	2.1%
Jayne E. Jordan	Senior Vice President - Operations	145,000	$5.05	6.41	2.1%
Michael T. Lavin	Senior Vice President - Legal	85,000	$5.09	6.27	1.2%

Non-Employee Directors
Chris A. Adams*	Director	40,000	$4.73	7.91	0.6%
Brian J. Rayhill*	Director	95,000	$6.03	7.21	1.4%
William B. Roberts*	Director	45,000	$5.50	7.50	0.6%
Gregory S. Washer*	Director	55,000	$5.41	7.78	0.8%
Daniel S. Wood*	Director	75,000	$5.31	6.64	1.1%

Total**		2,677,666

*  All Eligible Options held by non-employee directors are excluded from the Exchange Offer, and information regarding such options is provided in this table as a matter of reference only.

**  The total shown of 2,677,666 shares underlying Eligible Options includes the 310,000 shares underlying Eligible Options that are held by non-employee directors.  Such options are not included in the Exchange Offer.  Excluding such options, the total would be 2,367,666 shares

Neither we nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers, nor any affiliate of ours, engaged in transactions involving Eligible Options during the past 60 days.

L. Status of Eligible Options Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer

Eligible Options that we accept for exchange pursuant to the Exchange Offer will be cancelled as of the Expiration Date of the Exchange Offer, and all shares of common stock that were subject to such surrendered Eligible Options will again become available for future awards under the 2006 Stock Plan, including for the grants of New Options in the Exchange Offer. The Exchange Offer will not result in an increase or decrease in the pool of shares available for the grant of future awards under the 2006 Stock Plan. We have adopted the provisions of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS 123(R)) regarding accounting for share-based payments. Under SFAS 123(R), stock-based compensation expense is calculated based upon the fair value of a stock award on the date of grant and the cancellation of an award accompanied by the concurrent grant of (or offer to grant) a replacement award is accounted for as a modification of the terms of the canceled award. The incremental compensation expense associated with an option exchange is measured as the excess of the fair value of the replacement award over the fair value of the canceled award, both determined at the modification date. As a result, we will incur a non-cash compensation charge for all Eligible Options that are exchanged for New Options. The compensation charge will be recorded over the vesting periods of the New Options.

The amount of this charge will depend on a number of factors, including:

•	The exercise price per share of the New Options issued in the Exchange Offer;

•	The level of participation by Eligible Optionholders in the Exchange Offer; and

•	The exercise price per share of Eligible Options cancelled in the Exchange Offer.

Since these factors cannot be predicted with any certainty at this time and will not be known until the Expiration Date, we cannot predict the exact amount of the charge that will result from the Exchange Offer.

M. Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to this Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of Eligible Options and issuance of New Options as contemplated by this Exchange Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of New Options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Exchange Offer to accept tendered Eligible Options for exchange and to issue New Options for your Eligible Options would be subject to obtaining any such governmental approval.

N. Material United States Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of participating in the Exchange Offer to the Company and to Eligible Optionholders who are U.S. citizens or residents for U.S. federal income tax purposes.  The following summary does not address the consequences of any state, local or foreign tax laws.

We believe that the exchange of Eligible Options for New Options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and that neither we nor any of the Eligible Optionholders should recognize any income for U.S. federal income tax purposes upon the surrender of Eligible Options and the grant of New Options pursuant to the Exchange Offer. However, the Internal Revenue Service is not precluded from adopting a contrary position. So that you are able to compare the tax consequences of New Options to that of your Eligible Options, we have included the following summary as a reminder of the tax consequences generally applicable to options under U.S. federal tax law:

Nonstatutory stock options

Under current law, an Eligible Optionholder generally will not realize taxable income upon the grant of a New Option that is a nonstatutory stock option, nor will such Eligible Optionholder realize taxable income upon the vesting of these shares. However, when you exercise a nonstatutory stock option, you generally will have ordinary income to the extent the fair market value of the shares on the date of exercise you receive is greater than the exercise price you pay. We generally will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with applicable reporting requirements. Upon disposition of the shares, any gain or loss is treated as capital gain or loss. The capital gain or loss will be long-term or short-term depending on whether the shares were held for more than 12 months. The holding period for the shares generally will begin just after the time you recognized income. The amount of such gain or loss will be the difference between: (i) the amount realized upon the sale or exchange of the shares, and (ii) the value of the shares at the time the ordinary income was recognized.

If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required.

Incentive stock options

Under current U.S. tax law, an Eligible Optionholder will not realize taxable income upon the grant of New Option that is an incentive stock option. In addition, an Eligible Optionholder generally will not realize taxable income upon the exercise of such incentive stock option. However, an Eligible Optionholder’s alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Generally, except in the case of an option holder’s death or disability, if an option is exercised more than 3 months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to nonstatutory stock options.

If an Eligible Optionholder sells the option shares acquired upon exercise of an Eligible Option that is an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the option shares is qualifying if it is made:

•	more than 2 years after the date the incentive stock option was granted; and

•	more than 1 year after the date the incentive stock option was exercised.

If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the option shares on the date the option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to the option holder at the time of the disposition.  Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than 1 year after the option was exercised.

Unless the option holder engages in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If the option holder engages in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

This Exchange Offer is currently expected to remain open for 20 business days. If we extend this offer such that it is open for 30 calendar days or more, Eligible Options that are incentive stock options held by Eligible Optionholders who do not participate in this Exchange Offer will be considered to have been modified. The commencement date of the offer (November 12, 2009) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to such eligible incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than 2 years from the date this offer commenced (November 12, 2009) (i.e., the date of the deemed modification) and more than 1 year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.

The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the New Options or Eligible Options. An Eligible Optionholder may also be subject to state and local taxes in connection with the exercise of New Options or Eligible Options. All holders of Eligible Options are urged to consult their own tax advisors regarding the tax implications of participating in the Exchange Offer under all applicable laws prior to participating in the Exchange Offer.

CIRCULAR 230 DISCLAIMER.  THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE OPTIONS TO MEET WITH THEIR OWN TAX ADVISORS ABOUT THE LOCAL, STATE, FEDERAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

O. Extension of Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any Eligible Options tendered to us by providing notice of the extension to Eligible Optionholders by public announcement, oral or written notice, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended or amended, we will provide appropriate notice of the extension or amendment, as applicable, and the new Expiration Date, if any, no later than 9:00 a.m. Pacific Time on the next business day following the previously scheduled Expiration Date. For purposes of this Exchange Offer, a “business day” means any day other than a Saturday, Sunday, or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

If we materially change the terms of this Exchange Offer or the information concerning this Exchange Offer, or if we waive a material condition of this Exchange Offer, we will extend the Exchange

Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification:

•	We increase or decrease the amount of consideration offered for Eligible Options; or

•	We increase or decrease the number of Eligible Options that may be surrendered in the Exchange Offer.

P. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer, or other person for soliciting tenders of Eligible Options pursuant to this Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this Exchange Offer, including, any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this Exchange Offer.

Q. Additional Information

With respect to this Exchange Offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this Exchange Offer is a part. This Exchange Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC (or in some cases “furnished” to the SEC), before deciding whether to tender your Eligible Options:

•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2008, filed with the SEC on March 31, 2009;

•	Our Annual Report on Form 10-K/A for our fiscal year ended December 31, 2008, filed with the SEC on April 30, 2009;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 15, 2009;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, filed with the SEC on August 14, 2009;

•	Our definitive Proxy Statement for our annual meeting of shareholders held on July 17, 2009, filed with the SEC on June 24, 2009; and

•
The description of our common stock included in our Registration Statement on Form 8-A filed with the Sec on September 2, 1992, including any amendments, supplements or reports filed for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov. These filings are also available on our website, www.consumerportfolio.com. You may also obtain, without charge, a copy of these filings upon written request.  Any such request should be directed to Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612.”

The information about us contained in this Exchange Offer should be read together with the information contained in the documents to which we have referred you.

R. Miscellaneous

We are not aware of any jurisdiction where the making of this Exchange Offer violates applicable law. If we become aware of any jurisdiction where the making of this Exchange Offer violates applicable law, we will make a commercially reasonable good faith effort to comply with such law. If, after such commercially reasonable good faith effort, we cannot comply with such law, this Exchange Offer will not be made to, nor will tenders be accepted from or on behalf of, Eligible Optionholders residing in such jurisdiction.

We cannot guarantee that, subsequent to the Expiration Date, the per share market price of our common stock will increase to a price that is greater than the exercise price of the New Options. We encourage you to review the section of this document entitled “Risk Factors” and the risk factors contained in our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2008, as supplemented by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009,, respectively, before you decide whether to participate in this Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Consumer Portfolio Services, Inc.
November 12, 2009